Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – October 22, 2019

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2019 vs. 2018 Highlights

•	Earnings per share increased 15% to $0.62 per share

•	Total revenue increased 5% to $7.6 million

•	Average loans increased 14.7 million, or 3%

•	Nonperforming assets were 0.02% of total assets at September 30, 2019

•	Annualized return on average assets increased to 1.06% from 0.97%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.2 million, or $0.62 per share, for the third quarter of 2019, compared to $2.0 million, or $0.54 per share, for the third quarter of 2018. Net earnings for the first nine months of 2019 were $7.1 million, or $1.97 per share, compared to $6.4 million, or $1.77 per share, for the first nine months of 2018.

“The Company’s third quarter results reflect strong earnings per share growth,” said Robert W. Dumas, Chairman, President and CEO. Mr. Dumas continued, “Total revenues grew by 5% due to increased net interest income and mortgage lending income.”

Net interest income (tax-equivalent) was $6.7 million for the third quarter of 2019, a 2% increase compared to $6.6 million for the third quarter of 2018. This increase was primarily due to loan growth and improved yields on interest-earning assets. Average loans were up 3% to $472.7 million in the third quarter of 2019 compared to $458.0 million in the third quarter of 2018. The Company’s net interest margin (tax-equivalent) was 3.41% in the third quarter of 2019 and 2018, respectively.

Nonperforming assets were $0.2 million or 0.02% of total assets at September 30, 2019, compared to $1.1 million or 0.13% of total assets at September 30, 2018. The allowance for loan losses was 1.03% of total loans at September 30, 2019, compared to 1.04% of total loans at September 30, 2018. The Company recorded no provision for loan losses in the third quarter of 2019 and 2018. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $1.0 million for the third quarter of 2019, compared to $0.8 million for the third quarter of 2018. The increase in noninterest income was primarily due to an increase in mortgage lending income as lower interest rates for mortgage loans positively affected refinance activity.

Noninterest expense was $4.8 million for the third quarter of 2019 and 2018, respectively.

The Company paid cash dividends of $0.25 per share in the third quarter of 2019, an increase of 4.2% from the same period in 2018. The Company repurchased 5,702 shares of its common stock in the latest quarter and 77,907 shares of its common stock year to date in 2019. At September 30, 2019, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $825 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2018 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018

Results of Operations
Net interest income (a)	$6,707	$6,575	$20,215	$19,484
Less: tax-equivalent adjustment	140	153	431	461

Net interest income (GAAP)	6,567	6,422	19,784	19,023
Noninterest income	991	791	3,036	2,483

Total revenue	7,558	7,213	22,820	21,506
Provision for loan losses	—	—	—	—
Noninterest expense	4,824	4,750	14,064	13,478
Income tax expense	527	488	1,699	1,594

Net earnings	$2,207	$1,975	$7,057	$6,434

Per share data:
Basic and diluted net earnings:	$0.62	$0.54	$1.97	$1.77
Cash dividends declared	$0.25	$0.24	$0.75	$0.72
Weighted average shares outstanding:
Basic and diluted	3,568,287	3,643,834	3,586,642	3,643,750
Shares outstanding, at period end	3,566,146	3,643,868	3,566,146	3,643,868
Book value	$27.12	$23.45	$27.12	$23.45
Common stock price:
High	$47.38	$53.50	$47.38	$53.50
Low	32.33	38.31	30.61	35.50
Period-end:	47.38	38.32	47.38	38.32
To earnings ratio	18.08	x	16.96	x	18.08	x	16.96	x
To book value	175%	163%	175%	163%
Performance ratios:
Return on average equity (annualized)	9.25%	9.08%	10.17%	9.84%
Return on average assets (annualized)	1.06%	0.97%	1.14%	1.04%
Dividend payout ratio	40.32%	44.44%	38.07%	40.68%
Other financial data:
Net interest margin (a)	3.41%	3.41%	3.48%	3.36%
Effective income tax rate	19.28%	19.81%	19.40%	19.86%
Efficiency ratio (b)	62.67%	64.49%	60.49%	61.36%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$174	$934	$174	$934
Other real estate owned	—	137	—	137

Total nonperforming assets	$174	$1,071	$174	$1,071

Net charge-offs (recoveries)	$44	$(35)	$(17)	$(28)

Allowance for loan losses as a % of:
Loans	1.03%	1.04%	1.03%	1.04%
Nonperforming loans	2,763%	512%	2,763%	512%
Nonperforming assets as a % of:
Loans and other real estate owned	0.04%	0.23%	0.04%	0.23%
Total assets	0.02%	0.13%	0.02%	0.13%
Nonperforming loans as a % of total loans	0.04%	0.20%	0.04%	0.20%
Annualized net charge-offs (recoveries) as a % of average loans	0.04%	(0.03)%	—%	(0.01	) %

Selected average balances:
Securities	$247,114	$248,684	$243,666	$256,667
Loans, net of unearned income	472,747	457,969	474,438	452,627
Total assets	829,761	813,531	826,213	825,249
Total deposits	729,608	721,566	729,126	731,411
Long-term debt	—	—	—	1,367
Total stockholders’ equity	$95,400	$86,958	$92,555	$87,183
Selected period end balances:
Securities	$251,152	$243,336	$251,152	$243,336
Loans, net of unearned income	465,108	460,327	465,108	460,327
Allowance for loan losses	4,807	4,785	4,807	4,785
Total assets	824,963	808,951	824,963	808,951
Total deposits	723,071	719,306	723,071	719,306
Total stockholders’ equity	$96,720	$85,459	$96,720	$85,459

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Third Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018

Net interest income, as reported (GAAP)	$6,567	$6,422	$19,784	$19,023
Tax-equivalent adjustment	140	153	431	461

Net interest income (tax-equivalent)	$6,707	$6,575	$20,215	$19,484